Exhibit 99.1

Sun Hydraulics Reports $0.34 Earnings on $38 Million Sales

SARASOTA, FLA, November 8, 2010 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the third quarter 2010 as follows:

(Dollars in millions except net income per share)

	October 2, 2010	September 26, 2009	Increase

Three Months Ended
Net Sales	$38.1	$23.3	64%
Net Income	$5.7	$0.6	850%
Net Income per share:
Basic	$0.34	$0.03	1033%
Diluted	$0.34	$0.03	1033%

Nine Months Ended
Net Sales	$108.9	$70.1	55%
Net Income	$15.1	$0.6	2417%
Net Income per share:
Basic	$0.89	$0.03	2867%
Fully Diluted	$0.89	$0.03	2867%

“Business continued to rebound in all geographic regions in the third quarter,” said Allen Carlson, Sun Hydraulics’ president and CEO. “We continue to service new customers in all regions, which is great for our long-range outlook. Traditional segments that have been slow to recover appear to be regaining momentum, which bolsters our short- and mid-term outlook. The moderate softening we experienced in the third quarter was normal seasonal demand.”

Commenting on earnings, Carlson said, “We are extremely pleased with how quickly we have regained our operating leverage in 2010. This is the result of actions taken in late 2008 and throughout 2009 to retain and educate our workforce and invest in capabilities, as well as prospect for customers. We are currently operating at a level similar to 2006, but 2010 earnings are expected to be 25% better than 2006. We anticipate that 2011 will look a lot like 2007, also with the potential for stronger operational results. Third quarter 2010 earnings included a year-to-date retirement benefit adjustment which was not planned for in our previous third quarter estimates. Without this adjustment, earnings per share would have been 38 cents.”

In conclusion, Carlson said, “The long-term outlook remains bright for Sun Hydraulics. Our core business drivers are unchanged with an emphasis on delivery reliability and superior product and customer service performance. We expect to continue to outgrow our industry by both creating new markets and gaining market share. We believe the result will be better than average returns for our shareholders.”

Outlook

Fourth quarter 2010 revenues are expected to be approximately $38 million, up approximately 39% from the fourth quarter of 2009. Earnings per share are estimated to be $0.34 to $0.36 compared to $0.08 in the same period a year ago.

2010 year-end sales are estimated to be approximately $147 million, an approximately 51% increase over 2009 sales. Earnings per share for 2010 are estimated to be $1.23 to $1.25, compared to $0.11 in 2009.

Sun’s prior year fourth quarter results were based on a 14-week quarter resulting in a 53-week year for 2009.

Webcast

Sun Hydraulics Corporation will broadcast its Q3 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, November 9, 2010. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing (888) 602-6363 and using 5302024 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended October 2, 2010, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 2, 2010. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	October 2, 2010	September 26, 2009
	(unaudited)	(unaudited)

Net sales	$38,073	$23,316

Cost of sales	24,523	17,965

Gross profit	13,550	5,351

Selling, engineering and administrative expenses	5,368	4,928

Operating income	8,182	423

Interest income, net	(195)	(146)
Foreign currency transaction loss (gain), net	14	(88)
Miscellaneous (income) expense, net	(46)	87

Income before income taxes	8,409	570

Income tax provision	2,700	16

Net income	$5,709	$554

Basic net income per common share	$0.34	$0.03

Weighted average basic shares outstanding	16,961	16,883

Diluted net income per common share	$0.34	$0.03

Weighted average diluted shares outstanding	16,993	16,917

Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Nine months ended
	October 2, 2010	September 26, 2009
	(unaudited)	(unaudited)

Net sales	$108,923	$70,131

Cost of sales	71,270	54,968

Gross profit	37,653	15,163

Selling, engineering and administrative expenses	15,369	14,570

Operating income	22,284	593

Interest income, net	(477)	(427)
Foreign currency transaction loss, net	56	243
Miscellaneous (income) loss, net	(175)	387

Income before income taxes	22,880	390

Income tax provision (benefit)	7,747	(179)

Net income	$15,133	$569

Basic net income per common share	$0.89	$0.03

Weighted average basic shares outstanding	16,952	16,806

Diluted net income per common share	$0.89	$0.03

Weighted average diluted shares outstanding	16,985	16,837

Dividends declared per share	$0.270	$0.360

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 2, 2010	January 2, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,815	$30,314
Restricted cash	134	132
Accounts receivable, net of allowance for doubtful accounts of $93 and $90	16,420	9,949
Inventories	9,761	7,799
Income taxes receivable	8	1,485
Deferred income taxes	575	575
Marketable securities	12,042	7,844
Other current assets	2,981	1,797

Total current assets	78,736	59,895

Property, plant and equipment, net	53,353	56,633
Other assets	2,763	3,405

Total assets	$134,852	$119,933

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,436	$2,442
Accrued expenses and other liabilities	4,044	2,475
Dividends payable	1,527	1,524

Total current liabilities	10,007	6,441

Deferred income taxes	5,185	5,191
Other noncurrent liabilities	851	687

Total liabilities	16,043	12,319

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	43,388	42,210
Retained earnings	74,930	64,383
Accumulated other comprehensive income	474	1,004

Total shareholders’ equity	118,809	107,614

Total liabilities and shareholders’ equity	$134,852	$119,933

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended
	October 2, 2010	September 26, 2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$15,133	$569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,116	5,269
Loss on disposal of assets	22	17
Provision for deferred income taxes	(6)	25
Allowance for doubtful accounts	3	(17)
Stock-based compensation expense	798	686
Stock options income tax benefit	(32)	—
(Increase) decrease in:
Accounts receivable	(6,474)	1,800
Inventories	(1,962)	1,863
Income taxes receivable	1,509	(320)
Other current assets	(1,184)	(31)
Other assets	622	457
(Increase) decrease in:
Accounts payable	1,994	271
Accrued expenses and other liabilities	1,569	558
Other noncurrent liabilities	164	153

Net cash provided by operating activities	17,272	11,300

Cash flows from investing activities:
Capital expenditures	(2,060)	(4,549)
Purchases of marketable securities	(11,626)	(8,928)
Proceeds from sale of marketable securities	7,326	1,451

Net cash used in investing activities	(6,360)	(12,026)

Cash flows from financing activities:
Repayment of debt	—	(261)
Proceeds from exercise of stock options	44	7
Proceeds from stock issued	303	310
Dividends to shareholders	(4,583)	(6,024)
Stock options income tax benefit	32	—

Net cash used in financing activities	(4,204)	(5,968)

Effect of exchange rate changes on cash and cash equivalents	(205)	1,634

Net decrease in cash and cash equivalents	6,503	(5,060)

Cash and cash equivalents, beginning of period	30,446	35,303

Cash and cash equivalents, end of period	$36,949	$30,243

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$—	$9
Income taxes	$6,276	$116
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$—	$2,797

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months
Ended October 2, 2010
Sales to unaffiliated customers	$23,668	$3,315	$5,402	$5,688	$—	$38,073
Intercompany sales	6,873	—	37	311	(7,221)	—
Operating income	5,636	378	1,061	1,028	79	8,182
Depreciation	1,243	21	107	242	—	1,613
Capital expenditures	631	28	15	62	—	736

Three Months
Ended June 27, 2009
Sales to unaffiliated customers	$13,890	$2,621	$3,429	$3,376	$—	$23,316
Intercompany sales	3,881	—	43	217	(4,141)	—
Operating income (loss)	(340)	193	498	24	48	423
Depreciation	1,284	27	125	268	—	1,704
Capital expenditures	961	4	9	69	—	1,043

Nine Months
Ended October 2, 2010
Sales to unaffiliated customers	$67,896	$12,151	$14,770	$14,106	$—	$108,923
Intercompany sales	18,755	—	118	936	(19,809)	—
Operating income	15,511	1,655	3,088	2,122	(92)	22,284
Depreciation	3,891	66	320	727	—	5,004
Capital expenditures	1,712	141	20	187	—	2,060

Nine Months
Ended June 27, 2009
Sales to unaffiliated customers	$42,078	$6,966	$11,041	$10,046	$—	$70,131
Intercompany sales	11,581	—	118	915	(12,614)	—
Operating income (loss)	(2,430)	403	1,772	600	248	593
Depreciation	4,018	80	379	762	—	5,239
Capital expenditures	4,297	31	37	184	—	4,549

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200